UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 15, 2009

Hythiam, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11150 Santa Monica Boulevard, Suite 1500 Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 444-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 15, 2009, Hythiam, Inc. (the “Company”) received a letter from The NASDAQ Stock Market indicating that because the bid price of the Company’s common stock had closed below the minimum $1.00 per share threshold as set forth in NASDAQ Listing Rule 5450(a)(1) for the prior 30 consecutive business days, the Company has been provided 180 calendar days, or until March 15, 2010, to regain compliance with the minimum bid price requirement.  The most recent notice does not impact the Company’s listing on NASDAQ at this time.  If at any time during this grace period the bid price of the Company’s security closes at $1.00 per share or more for a minimum of ten consecutive business days, the Company will regain compliance with the minimum bid price requirement.

On September 18, 2009, the Company issued a press release announcing its receipt of the letter from The NASDAQ Stock Market. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 3.01 by this reference.

Unless otherwise required by law, we disclaim any obligation to release publicly any updates or any changes in our expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.

Item 9.01 Financial Statements and Exhibits.

(a)  Exhibits.

 99.1 Press Release dated September 18, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hythiam, Inc.

September 18, 2009	By:	/s/ MAURICE HEBERT
Maurice Hebert
Chief Financial Officer